UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2025
Ormat Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32347	88-0326081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6884 Sierra Center Parkway Reno, Nevada	89511-2210
(Address of principal executive offices)	(Zip Code)

(775) 356-9029
(Registrant’s telephone number, including area code)

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ORA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2025, Mike Nikkel, a member of the board of directors (the “Board”) of Ormat Technologies, Inc. (the “Company”), informed the Board that he would not stand for reelection at the 2025 annual meeting of stockholders (the “Annual Meeting”). Mr. Nikkel was initially designated to the Board by ORIX Corporation (“ORIX”) under an agreement between ORIX and the Company (the “Governance Agreement”). As previously disclosed, the Governance Agreement, including ORIX’s right to nominate a director, terminated on December 13, 2024 at the closing of an underwritten offering of the Company’s shares by ORIX (the “Offering”).

After the Offering, the Board asked Mr. Nikkel to remain on the Board due to his extensive experience and knowledge of the renewable energy market, and ORIX and Mr. Nikkel agreed that he would remain at least until the Annual Meeting. As the Board now finalizes preparations for the Annual Meeting, Mr. Nikkel has determined, according to ORIX guidelines and requirements, formally to step down from the Board on the date of the Annual Meeting. Mr. Nikkel’s decision not to stand for reelection is not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.

Date:	March 13, 2025	By:	/s/ Doron Blachar
Name: Doron Blachar Title: Chief Executive Officer